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                                                                       EXHIBIT 4

                        AMENDMENT NO. 3 TO RIGHTS AGREEMENT

          This Amendment No. 3 to the Preferred Shares Rights Agreement, dated June 4, 1999 ("Amendment"), amends that certain Preferred Shares Rights Agreement (the "Rights Agreement"), dated as of August 21, 1996 between Metra Biosystems, Inc., a California corporation (the "Company"), and American Stock Transfer & Trust Company (the "Rights Agent"), as amended.

          WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

          WHEREAS, the Company, Quidel Corporation, a Delaware corporation, ("Quidel"), and MBS Acquisition Corporation, a Delaware corporation ("Sub"), contemplate entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Sub will commence a cash tender offer (the "Offer") to purchase all the outstanding shares of the Company and, following the commencement of the Offer, Sub would merge with and into the Company (the "Merger").

          WHEREAS, the Company, Quidel and Sub also contemplate entering into a Stock Option Agreement (the "Stock Option Agreement") pursuant to which the Company would agree to issue Common Shares in connection with the Offer in order to achieve at least 90% of the outstanding Common Shares tendered in the Offer.

          WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement and amend the Rights Agreement in order to make any change which the Company may deem necessary or desirable and which shall be consistent with, and for the purposes of fulfilling, the objectives of the Board of Directors of the Company in adopting the Rights Agreement.

          WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable and is consistent with the objectives of the Board of Directors of the Company in adopting the Rights Agreement, and the Company and the Rights Agent desire to evidence such amendment in writing.

          WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

          NOW, THEREFORE, the parties hereto agree as follows:

          1. Amendment to Section 1. Section 1 of the Rights Agreement is supplemented to add the following definitions in the appropriate locations:

          "'Merger' shall have the meaning set forth in the Merger Agreement."

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          "'Merger Agreement' shall mean the Agreement and Plan of Merger, dated as of June 4, 1999, by and among Quidel Corporation, MBS Acquisition Corporation and Metra Biosystems, Inc., as it may be amended from time to time."

          "'Offer' shall have the meaning set forth in the Merger Agreement."

          "'Option' shall have the meaning set forth in the Stock Option Agreement."

          "'Stock Option Agreement' shall mean the Stock Option Agreement dated as of June 4, 1999 by and among Quidel Corporation, MBS Acquisition Corporation and Metra Biosystems, Inc."

          2. Amendment of the definition of "Acquiring Person." The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement shall be amended by adding the following at the end of Section 1(a):

          "Notwithstanding the foregoing or any provision to the contrary in this Agreement none of Quidel, Sub, or any of their respective Affiliates or Associates shall, individually or collectively, be deemed to be an Acquiring Person pursuant to this Agreement by virtue of (i) the execution of the Merger Agreement or the Stock Option Agreement (ii) the commencement or the consummation of the Offer, (iii) the acquisition of Common Shares by Sub, Quidel or any of their respective Affiliates or Associates pursuant to the Offer or the exercise of the Option, and (iv) the consummation of the Merger or the other transactions contemplated in the Merger Agreement or the Stock Option Agreement."

          3. Amendment of the definition of "Distribution Date." The definition of "Distribution Date" in Section 1(h) of the Rights Agreement is amended by adding the following sentence at the end thereof:

          "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not be deemed to occur by reason of
(i) the execution of the Merger Agreement or the Stock Option Agreement, (ii) the commencement or consummation of the Offer, (iii) the acquisition of Common Shares by Sub, Quidel or any of their respective Affiliates or Associates pursuant to the Offer or exercise of the Option (iv) the consummation of the Merger, or the other transactions contemplated in the Merger Agreement or the Stock Option Agreement and (v) the announcement of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, or the Stock Option Agreement."

          4. Amendment of the definition of "Expiration Date". Section 1(j) of the Rights Agreement is amended and restated to read in its entirety as follows:

          "Expiration Date" shall mean the earliest of (i) immediately prior to the consummation of the Offer, (ii) the Redemption Date, (iii) the time at which the Board of Directors orders the exchange of the Rights as provided in Section 24 hereof and (iv) the Close of Business on the Final Expiration Date."

          5. Amendment of the definition of "Permitted Offer." Section 1(l) of the Rights Agreement is amended and restated to read in its entirety as follows:


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          "'Permitted Offer' shall mean a tender offer for all outstanding
Common Shares, or for 49.99% of the Common Shares, in either case, followed by a merger, such tender offer to be made in a manner prescribed by Section 14(d) of the Exchange Act and the rules and regulations thereunder; PROVIDED, HOWEVER, that the tender offer occurs at a time when Directors are in office and a majority of the Directors then in office has determined that the offer is both adequate and otherwise in the best interests of the Company and its shareholders (taking into account all factors that such Directors deem relevant, including without limitation, prices that could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value)."

          6. Amendment of the definition of "Shares Acquisition Date." Section l(u) of the Rights Agreement by adding the following sentence at the end thereof:

          "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Shares Acquisition Date shall not be deemed to occur by virtue of (i) the execution of the Merger Agreement or the Stock Option Agreement, (ii) the consummation of the Offer, (iii) the acquisition of Common Shares by Sub, Quidel or any of their respective Affiliates or Associates pursuant to the Offer or exercise of the Option (iv) the consummation of the Merger, or the other transactions contemplated in the Merger Agreement or the Stock Option Agreement, and (v) the announcement of the Offer, the Merger or the other transactions contemplated by the Merger or the Stock Option Agreement."

          7. Amendment to Section 30. Section 30 of the Rights Agreement is amended to add the following sentence at the end thereof:

          "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the execution of the Merger Agreement or by virtue of any of the transactions contemplated by the Merger Agreement or the Stock Option Agreement."

          8. This Amendment shall be deemed to be entered into under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

          9. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          10. As amended hereby, the Agreement shall remain in full force and effect.


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          IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.


                                   METRA BIOSYSTEMS, INC.


                                   By:
                                   /s/ George W. Dunbar, Jr.
                                   ------------------------------------------
                                   Name:  George W. Dunbar, Jr.
                                   Title: President and Chief Executive
                                          Officer

Attest:

/s/ Mark Weeks
------------------------------


                                   AMERICAN STOCK TRANSFER &
                                   TRUST COMPANY,
                                   as Rights Agent


                                   By:
                                   /s/  George Karfunkel
                                   ------------------------------------------
                                   Name:  George Karfunkel
                                   Title: Executive Vice President


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